Exhibit 99.1

NEWS RELEASE
American’s Sims 15-26H Well at Fetter
Successfully Cased to Total Depth
Significant Gas Flows Were Experienced While
Drilling In The Frontier Formation
     DENVER, June 29, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) today announced that drilling operations have been successfully completed at the Fetter Project Sims 15-26H well located in Section 26-T33E-R71W, Converse County, WY. The well was drilled to a total measured depth of 12,840 feet, which includes a horizontal lateral leg of 1,165 feet in the Frontier formation, one of several prospective formations in the field. A 4-1/2 inch liner that incorporated sliding sleeves and packer assemblies were successfully installed to depth. This completion assembly is designed to allow the well to produce naturally without stimulation, but will also allow the well to be fracture stimulated with as many as five separate stages at a later date if deemed necessary. The Frontier formation was drilled utilizing managed pressure drilling (slightly underbalanced) which allowed natural gas and associated condensate (light oil) to be produced during the drilling process. Natural gas was periodically sold into the sales line at rates up to 20 million cubic feet per day (MMCFPD). Rates greater than 20 MMCFPD were periodically produced and flared. The well is currently shut-in to allow the packer assemblies to properly set and the well is expected to commence production within several weeks.
     The Sims 15-26H well is the first of a three to four well program at Fetter that is funded by Red Technology Alliance (RTA) and project managed by Halliburton. American is being carried through the tanks in this phase of the drilling program for a 23.125% working interest in each of the three to four wells, and currently owns a 92.5% working interest in the approximate 50,000 net acre Fetter Field acreage position. Upon completion of the initial drilling program, RTA will earn a 25% working interest in the undrilled acreage. American will retain a 69.375% working interest in the undrilled acreage and privately held North Finn LLC will retain the remaining 5.625% working interest.
     American and North Finn are discussing the potential for RTA to re-enter American’s Hageman 16-34 wellbore where drilling operations on the second well of the program could commence within 30 days. The Hageman wellbore was drilled in 2005 to a total measured depth above the Frontier formation of 11,332 feet when drilling rig issues required American to suspend drilling operations and temporarily abandon the well. The well has 9-5/8 inch casing set to 8,583 feet and current drilling plans for the Hageman well are to replicate the Sims 15-26H drilling program by again drilling horizontally in the Frontier formation.
     Pat O’Brien, CEO of American commented, “We have reached a significant milestone in the Fetter project by getting the Sims well successfully drilled and cased into the Frontier formation. We are extremely pleased and impressed with the talent and expertise of the people at RTA and Halliburton who were able to manage the pressures and hydrocarbon flows while continuing to drill and complete this well. Although the initially planned 2,500 foot lateral was not achieved, the multiple fracture systems encountered and associated flow rates more than justified the decision to stop and complete the well. With experience gained from this and future wells, we expect to systematically obtain the data necessary to optimize the drilling, completion and production flow rates in the field to prudently develop and manage the reservoir. We are considering adjusting our drilling schedule somewhat and plan to move to Section 34-T33N-R71W to re-enter our Hageman wellbore to drill another horizontal well into the Frontier Formation. At this time we still expect to drill a vertical well as part of this initial program to test the productive potential that may exist in the Steele, Niobrara, Frontier, Mowry and Dakota formations utilizing multi-completions with stage frac techniques that are being successfully employed in other stacked reservoir fields with similar characteristics to Fetter.”
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400- Denver, CO 80265	303.449.1184